June 29, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0001

Re: Global Signal Inc. - Power of Attorney

To whom it may concern:

I am the Executive Vice President, General Counsel and Secretary of Global Signal Inc.(GSL). This will confirm that I have granted each of the individuals listed below the authority to, on my behalf, execute and file any Form 4 and Form 5 or related form that I may file hereafter in connection with my direct or indirect beneficial ownership of GSL securities, and to take any other action of any type whatsoeverin connection with the foregoing which in his opinion may be of benefit to, in the best interest of, or legally required by me.

The individuals who are authorized to act as my Attorney-In-Fact under this Power of Attorney are as follows:

Steven G. Osgood, GSL Executive Vice President, Chief Financial
Officer and Assistant Secretary;and

John Cacomanolis, GSL Assistant General Counsel, Corporate

This Power of Attorney is effective immediately upon filing with the Securities Exchange Commission and shall remain in full force and effect until either (i) I am no longer subject to the reporting requirements under Section 16 of the Securities Act of 1933, as amended or (ii) I have provided you with written notice withdrawing this authority.


					Sincerely,


					/s/ Jeffrey A. Klopf
					Jeffrey A. Klopf
					Executive Vice President
					General Counsel and Secretary